Memo

To:	All Bradley Associates
From:	Board of Directors
Date:	12/5/2007
Re:	UPDATE ON MERGER

On October 30, 2007, Bradley Pharmaceuticals, Inc., agreed to a merger with Nycomed US Inc. This merger leverages the talents and strengths of both companies to create a new, dynamic Specialty Pharmaceutical Company with annual sales of more than $450 million.

Nycomed US Inc. is the New York-based subsidiary of Nycomed S/A and operates three divisions focused on specialty pharmaceuticals:

•	Fougera is the largest of the three divisions and the leading manufacturer and distributor of a wide range of multi-source topical steroids, antibiotics and anti-fungal products.

•	The Savage Laboratories Institutional division markets emergency care products.

•	The PharmaDerm division is dedicated to bringing innovative products to the Dermatology Community so they can provide the highest quality patient care. A 60 person sales force and a core group of 10 dedicated staff members support this $65 million division.

On November 27th, Integration Team Leaders from both Bradley and Nycomed met at Nycomed’s Florham Park, NJ offices to begin the integration process. Also engaged to help facilitate this effort is Buck Consultants, a leading global human resources and integration company. The objective of this team is to successfully integrate the talented individuals and quality products from the Doak Dermatologics and Kenwood Therapeutics divisions with Nycomed US to form the new company.

“There is a great deal of opportunity for Bradley associates in the new company,” stated Dan Glassman, President and CEO of Bradley. “Our Company was built on the dedication and hard work of our associates, and this new, much larger company is going to need our continued support and expertise. We are looking forward to a successful merger and finalizing the transaction in a timely fashion.”

The Integration Team will be meeting regularly over the course of the next few months and all associates will be kept informed as to the Team’s progress and any key events. We do know that the combined company will operate from the Florham Park offices of Nycomed US Inc. It is expected that the final transaction will close most likely in February 2008.

Enclosed please find portions of a presentation given by Paul B. McGarty, CEO of Nycomed US, at the integration meeting that provides background information on Nycomed.